UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2015
Lighting Science Group Corporation (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	000-20354 (Commission File Number)	23-2596710 (IRS Employer Identification No.)
1830 Penn Street, Melbourne, Florida 32901 (Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (321) 779-5520
Not Applicable (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 20, 2015, Lighting Science Group Corporation (the “Company”) entered into a new employment agreement with Fredric Maxik (the “Employment Agreement”), the Company’s Chief Technology Officer and a member of the Company’s board of directors (the “Board”).

The Employment Agreement provides for a five-year term that commenced on January 1, 2015 and ends on January 1, 2020 (the “Employment Period”), unless terminated earlier in accordance with the Employment Agreement. During the Employment Period, Mr. Maxik is entitled to (a) an annual base salary of $399,000 (the “Base Salary”), (b) a car allowance of up to $1,200 per month and (c) benefits generally available to other senior executives of the Company. Mr. Maxik is also eligible to (x) receive a performance bonus with respect to each calendar year (or partial calendar year) during the Employment Period based upon a bonus plan to be determined annually by the Board (or the compensation committee of the Board) and (y) participate in any executive bonus plan in which senior executives of the Company participate as the Board, in its sole discretion, may from time to time establish, at a level commensurate with Mr. Maxik’s position with the Company.

Pursuant to the Employment Agreement, the Company agreed to grant Mr. Maxik employee stock options to purchase 13,964,257 shares of the Company’s common stock (the “Options”), 3,126,707 of which are governed by the terms of an Employee Incentive Stock Option Agreement (the “Maxik ISO Agreement”) and 10,837,550 of which are governed by the terms of a Non-Qualified Stock Option Agreement (the “Maxik NQSO Agreement”). The Employment Agreement provides that, unless vested or accelerated sooner in accordance with the terms of the Company’s 2012 Amended and Restated Equity-Based Compensation Plan (the “Plan”), the Options will vest and become exercisable in six equal tranches over a five-year period, with the first tranche vesting on the grant date, the second tranche vesting on the first anniversary of the grant date, and the remaining tranches vesting annually thereafter, such that the final tranche vests on the fifth anniversary of the grant date. Each Option is also subject to the terms and conditions of the Plan. Except as described above, the Maxik ISO Agreement and Maxik NQSO Agreement are materially consistent with the form of Employee Incentive Stock Option Agreement and the form of Non-Qualified Stock Option Agreement attached as Appendix C and Appendix D, respectively, to the Definitive Information Statement on Schedule 14C filed by the Company on September 11, 2014.

The Employment Agreement contains customary confidentiality, non-competition and non-solicitation provisions. If Mr. Maxik’s employment is terminated by the Company without “cause” or if he resigns for “good reason,” the Company would be required to continue to pay him the Base Salary for a period of one (1) year following the date of termination, subject to Mr. Maxik’s execution of a general release, and the portion of the Options that would have vested in the year his employment terminates will vest on the date of termination and be exercisable for 90 days thereafter. If Mr. Maxik’s employment is terminated for “cause,” no portion of the Options will continue to be exercisable as of the date of such termination.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached to this Current Report as Exhibit 10.1 and incorporated herein by reference. The foregoing descriptions of the Maxik ISO Agreement and Maxik NQSO Agreement are qualified in their entirety by reference to the form of Employee Incentive Stock Option Agreement and Non-Qualified Stock Option Agreement attached as Appendix C and Appendix D, respectively, to the Definitive Information Statement on Schedule 14C filed by the Company on September 11, 2014 and incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The information in the Exhibit Index of this Current Report is incorporated into this Item 9.01(d) by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lighting Science Group Corporation

Date: October 26, 2015	By:	/s/ Philip J. Ragona
	Name:	Philip J. Ragona
	Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Number	Description of Exhibit
10.1	Employment Agreement, dated October 20, 2015, by and between Lighting Science Group Corporation and Fredric Maxik.